As filed with the Securities and Exchange Commission on September 15, 2006

Registration No. 333-135249

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MAXWELL TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	95-2390133
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9244 Balboa Avenue

San Diego, California 92133

(858) 503-3300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard D. Balanson

Chief Executive Officer

Maxwell Technologies, Inc.

9244 Balboa Avenue

San Diego, California 92133

(858) 503-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey Higgins, Esq.

Afif G. Khoury, Esq.

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP

11682 El Camino Real, Suite 100

San Diego, CA 92130

(858) 436-8000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling security holder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

(Subject to completion, dated September 15, 2006)

2,117,000 Shares

MAXWELL TECHNOLOGIES, INC.

Common Stock

The selling security holder of Maxwell Technologies, Inc. (“Maxwell,” “we,” or “the Company”) identified on page 14 of this prospectus may offer and resell up to 2,117,000 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling security holder. We originally issued the shares of our common stock to the selling security holder in a private transaction.

Our common stock is listed on the Nasdaq National Market under the symbol “MXWL.” On September 14, 2006, the last reported sale price of our common stock was $19.81 per share.

THIS OFFERING INVOLVES MATERIAL RISKS. SEE “ RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                          ,

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or any prospectus supplement.

PROSPECTUS SUMMARY

The Company

We develop, manufacture and market highly reliable, cost-effective energy storage and power delivery components and systems. Our products are designed and manufactured to provide failure-free, very low maintenance, performance over the life of the applications into which they are integrated. We believe that by satisfying the stringent requirements of such high-reliability, high-value applications, our products will be able to command much higher profit margins than commodity products. We focus on the following three discrete lines of high-reliability products:

•	Ultracapacitors: Our primary focus, ultracapacitors, are energy storage devices that possess a unique combination of high power density, extremely long operational life and the ability to charge and discharge very rapidly. Our BOOSTCAP® ultracapacitor cells and multi-cell packs and modules provide highly reliable energy storage and power delivery solutions for applications in multiple industries, including transportation, energy, consumer and industrial electronics and telecommunications.

•	High-Voltage Capacitors: Our CONDIS® high-voltage capacitors are extremely robust devices that are designed and manufactured to perform reliably for decades in all climates. These products include grading and coupling capacitors and capacitive voltage dividers that are used to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy.

•	Radiation-Mitigated Microelectronic Products: Our radiation-mitigated microelectronic products include high-performance, high-density power modules, memory modules and single board computers that incorporate our proprietary RADPAK® packaging and shielding technology and novel architectures that enable them to withstand environmental radiation effects and perform reliably in space.

In keeping with this strategic focus on high-value, high-margin product lines, over the past several years we have exited several non-strategic, low-margin businesses. These actions culminated with the sale of our Winding Equipment product line in December 2003, and the phase-out of our magnetics-based power systems product line, which was completed in the first quarter of 2004. These actions have enabled us to reduce operating expenses, improve efficiency, increase gross profit margins and intensify our focus on our core high-reliability product lines.

Our executive offices are located at 9244 Balboa Avenue, San Diego, California 92123. Our telephone number is (858) 503-3300.

About This Prospectus

The Company entered into a Stock Purchase and Barter Agreement with Montena SA, a Swiss Corporation, originally dated May 30, 2002, and amended from time to time thereafter (the “Stock Purchase and Barter Agreement”). Pursuant to the Stock Purchase and Barter Agreement, we acquired all of the outstanding shares of capital stock of Montena Components, Ltd., a Swiss Corporation with its principal facility in Rossens, Switzerland, from Montena SA, in exchange for, amongst other things, 2,250,000 shares of our common stock issued directly to Montena SA. In compliance with the terms of the Stock Purchase and Barter Agreement, we have filed with the Securities and Exchange Commission, or SEC, a registration statement, of which this prospectus is a part, to register for resale those shares held by Montena SA as of the date hereof.

Jose Cortes is a Director of Maxwell and is a principal in Montena SA. Mr. Cortes may be deemed to exercise voting and investment power over such shares. Mr. Cortes disclaims beneficial ownership of such shares, except to his proportionate interest therein.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Our business, financial condition and results of operations could be seriously harmed if potentially adverse developments, some of which are described below, materialize and cannot be resolved successfully. In any such case, the market price of our common stock could decline and you may lose all or part of your investment in our common stock.

The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also result in decreased revenues, increased expenses or other adverse impacts that could result in a decline in the price of our common stock. You should also refer to the other information set forth in this Registration Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including our consolidated financial statements and the related notes, our Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2006 and June 30, 2006, including our consolidated financial statements and the related notes, and our Currents Reports on Form 8-K filed on March 16, 2006, May 3, 2006, May 9, 2006, August 2, 2006 and September 15, 2006.

We have a history of losses and we may not achieve or maintain profitability in the future, which may decrease the market value of our common stock.

We have incurred net losses in our last seven fiscal years. We cannot assure you that we will become profitable in the foreseeable future, if ever. Even if we do achieve profitability, we may experience significant fluctuations in our revenues and we may incur net losses from period to period as a result of a number of factors, including but not limited to the following:

•	the amounts invested in developing, manufacturing and marketing our products in any period as compared with the volume of sales of those products in the same period;

•	increasing number of competitors and resulting price competition;

•	fluctuations in demand for our products by our OEM customers;

•	the prices at which we sell our products and services compared with the prices of our competitors and our product costs;

•	the timing of our product introductions may lag behind those of our competitors;

•	inability to manufacture our products at a cost level that supports adequate gross margins;

•	negative impacts resulting from acquisitions we have made or may make; and

•	future changes in financial accounting standards or practices.

In addition, we incur significant costs developing and marketing products based on new technologies and, in order to increase our market share, we have sold, and may in the future sell, our products at profit margins below those we ultimately expect to achieve. We have in the past, and may in the future, make a strategic decision to accept certain orders to sell products to a limited number of customers at prices below our manufacturing costs. The impact of the foregoing may cause our operating results to be below the expectations of public market analysts and investors, which may result in a decrease in the market value of our common stock.

A small number of customers account for a significant portion of our revenues.

We expect that a small number of customers will continue to account for a large portion of our revenues for the foreseeable future. One customer, ABB Ltd., accounted for approximately 23% of our revenues in 2005. If our relationships with our large customers were disrupted, we could lose a significant portion of our anticipated revenues. Factors that could influence our relationships with our customers include:

•	our ability to sell our products at prices that are competitive with competing suppliers;

•	our ability to maintain features and quality standards for our products sufficient to meet the expectations of our customers; and

•	our ability to produce and deliver a sufficient quantity of our products in a timely manner to meet our customers’ requirements.

Our large cell ultracapacitors designed for transportation and industrial applications may not gain widespread commercial acceptance, which would adversely impact our growth opportunities, and our overall business prospects.

We have designed our large cell ultracapacitor products primarily for use in transportation and industrial applications. Currently, most of the major automotive companies are testing and developing alternative power sources to augment the current 12-volt electrical system or support the power requirements of hybrid drive systems. We believe our ultracapacitors provide an innovative alternative power solution for both of these applications, and we are currently collaborating technically with several automotive suppliers and auto companies regarding designing our ultracapacitors into their future products. However, the historic per unit cost of ultracapacitors has prevented ultracapacitors from gaining widespread commercial acceptance. In addition, there are other competing technologies such as advanced batteries, compressed gas and hydrolytic fluids as well as competing ultracapacitors. We believe that the long-term success of our ultracapacitor products will be determined by our ability to reduce the price of our products and outperform competing technologies, resulting in our ultracapacitors being widely designed into the next generation of hybrid drive systems and the first generation of up-rated 12 and 42-volt electrical systems. If our ultracapacitor products fail to achieve widespread commercial acceptance in the next generation of automotive systems, our future revenues and growth opportunities will be adversely impacted and our overall business prospects will be significantly impaired.

We may be unable to produce our large cell ultracapacitors in commercial quantities or reduce the cost of production enough to be commercially viable for widespread application, which would adversely impact our revenues and growth opportunities, and our overall business prospects.

If we are not able to produce large quantities of our large cell ultracapacitor products in the near future at a significantly lower per unit cost, our large cell ultracapacitors may not be a commercially viable alternative to competing energy storage and power delivery solutions. Although we have been selling BOOSTCAP® large cell ultracapacitors designed for transportation and industrial applications, we have only produced these products in limited quantities and at a relatively high prices compared with traditional energy storage and power delivery devices. We are currently investing significant resources in improving our ultracapacitor cell and multi-cell module designs for higher performance and lower cost, and in automating and scaling up our manufacturing capacity to enable us to produce ultracapacitors in quantities sufficient to meet the needs of our potential customers. If we are unable to continue reducing our cost of production and establishing the capability to produce large quantities of ultracapacitors at a reduced cost, we may not be able to generate commercial acceptance of, and sufficient revenue from, these products to recover our significant investment in the development and manufacturing scale-up, and our overall business prospects will be significantly impaired.

It may also be difficult for us to solve management, technological, engineering and other problems, which may arise in connection with scaling up our manufacturing processes. These problems may include production volumes and yields, quality assurance, adequate and timely supply of materials and components and shortages of qualified management and other personnel. In addition, we may elect to have some of our products manufactured by third parties. If we outsource the manufacture of our products, we will face risks with respect to quality assurance, cost and the absence of close engineering support.

We may not be able to develop and market our products successfully, and thus may not be able to achieve or maintain profitability in the future.

If we are unable to develop and market our products successfully, we may not achieve or maintain profitability. In recent years, we have introduced many of our products into commercial markets and, upon such introductions, we also must demonstrate our capabilities as a reliable supplier of these products. Some of our products are alternatives to established products or provide capabilities that do not presently exist in the marketplace. Our products are sold in highly competitive and rapidly changing markets. Our products’ success is significantly affected by their cost, technology standards, performance and reliability and end-user preferences. The success of our products also depends on a number of factors, including our ability to:

•	maintain an engineering and marketing staff sufficiently skilled to identify and design new products;

•	identify and develop attractive markets for our new products and technologies and accurately anticipate demand;

•	develop appropriate sales and distribution channels;

•	develop and manufacture new products that we can sell at competitive prices, with adequate margins;

•	deliver products that meet our customers’ requirements for quality and reliability;

•	increase our manufacturing capacity and improve manufacturing efficiency to meet our customer demands while maintaining quality;

•	successfully respond to technological changes by improving our existing products and technologies;

•	demonstrate that our products have technological and/or economic advantages over competing products;

•	successfully respond to competitors that are more experienced, have significantly greater resources and have a larger base of customers; and

•	secure required raw materials at the prices necessary to manufacture and deliver competitive products.

If we are unable to secure qualified and adequate sources for our materials, components and sub-assemblies, we may not be able to make our products at competitive costs and we may have difficulty meeting customer demand, which could damage our relationships with our customers.

Our ability to manufacture products depends in part on our ability to secure qualified and adequate sources of materials, components and sub-assemblies at prices that enable us to make our products at competitive costs. Some of our suppliers are currently the sole source of one or more items that we need to manufacture our products. Although we seek to reduce our dependence on sole and limited source suppliers, the partial or complete loss of these sources could have at least a temporary adverse effect on our business and results of operations and damage customer relationships. Upon occasion, we have experienced difficulty in obtaining timely delivery of supplies from outside suppliers, which has delayed deliveries to our customers. There can be no assurance that such supply problems will not recur.

Our product lines may be subject to increased competition, and this may limit our ability to maintain our gross margins. If our competitors develop and commercialize products faster than we do, or commercialize products that are superior to or lower cost than our products, our commercial opportunities may be reduced or eliminated.

Market acceptance of our products will depend on competitive factors, many of which are beyond our control. Competition in our markets is intense and has been accentuated by the rapid pace of technological development. Our competitors include large fully-integrated electronics companies. We may not be able to develop, fund or invest in one or more of our product lines to the same degree or as quickly as our competitors do. Many of our competitors have substantially greater research and development capabilities and financial, manufacturing, technological, marketing and sales resources than we do, as well as more experience in research and development, product testing, manufacturing, marketing and sales. These organizations also compete with us to:

•	attract parties for collaborations or joint ventures;

•	license proprietary technology that is competitive with our technology; and

•	attract and hire scientific, engineering and marketing talent.

Our competitors may succeed in developing and commercializing products earlier than we do. Our competitors may also develop products or technologies that are superior to or lower cost than ours, and render our product candidates or technology obsolete or non-competitive. If we cannot successfully compete with new or existing products, our sales and revenue would suffer and we may not ever become profitable.

If our OEM customers fail to purchase our components or to sell sufficient quantities of their products incorporating our components, or if our OEM customers’ sales timing and volume fluctuates, it could prevent us from achieving our sales and market share goals.

Sales to a relatively small number of OEM customers, as opposed to direct retail sales to end customers, make up a large portion of our revenues. For example, one customer, ABB Ltd., accounted for approximately 23% of our revenues in 2005. Our ability to make sales to OEM customers depends on our ability to compete on price, delivery and quality. The timing and volume of these sales depend upon the sales levels and shipping schedules for the products of our OEM customers. Thus, even if we develop a successful component, our sales will not increase unless the product into which our component is incorporated is successful. If our OEM customers fail to sell a sufficient quantity of products incorporating our components, or if the OEM customers’ sales timing and volume fluctuate, it could prevent us from achieving our sales targets and negatively impact our market share. Our OEM customers typically require a long development and engineering process before incorporating our products into their systems and products. This period of time is in addition to the time we spend on basic research and product development. As a result, we are vulnerable to changes in technology or end user preferences.

Our opportunity to sell our products to our OEM customers typically occurs at infrequent intervals, depending on when the OEM customer designs a new product or enhances an existing one. If we are not aware of an OEM’s product development schedule, or if we cannot provide components or technologies when they develop their products, we may miss a sales opportunity that may not reappear for some time.

We may face product liability or warranty claims, either directly or indirectly through our customers, and we have limited experience with some of our products as to our potential liability.

We offer our customers a warranty for our products. Any product defects could, in turn, lead to defects in our customers’ products that incorporate our products. Defects in our products could give rise to warranty claims against us or to liability for damages. Such defects could also lead to liability for consequential damages. Defects in our products could, moreover, impair the market’s acceptance of our products. Any of these events could have a material adverse effect on our business and financial condition. We have limited experience with some of our products in evaluating the potential liability that could be created by claims under our warranties. If the claims made under such warranties exceed our warranty reserves, our results of operations and financial condition could be materially adversely affected. Additionally, warranty periods in some foreign countries are mandated by law. Changes in such laws may affect the adequacy of our warranty reserves.

Unfavorable economic conditions in the U.S. and abroad may adversely affect our OEM customers and prevent us from achieving sales growth.

Many of our new products are components designed to be integrated into new products and systems to be introduced to the marketplace by our OEM customers. For example, unfavorable economic conditions in 2003 and 2004 resulted in reduced capital spending on U.S. electric utility infrastructure and delayed the introduction of certain new products by our OEM customers. A recurrence of such unfavorable economic conditions may adversely affect our ability to market and sell our new products in the future.

A prolonged economic downturn could materially harm our business.

Any negative trends in the general economy, including trends resulting from actual or threatened military action by the United States and threats of terrorist attacks in the United States and abroad, could cause a decrease in capital spending in many of the markets we serve. In particular, a downward cycle affecting the technology, automotive and industrial, and military and aerospace markets would likely result in a reduction in demand for our products. In addition, if our customers’ own markets and financial performance decline, we may not be able to collect outstanding amounts due to us. Any such circumstances could harm our consolidated financial position, results of operations and cash flows.

If we are unable to protect our intellectual property adequately, such as in the Peoples Republic of China (PRC), we could lose our competitive advantage in the industry segments in which we do business.

Our success depends in part on establishing and protecting our intellectual property rights. If we are unable to protect our intellectual property adequately, we could lose our competitive advantage in the industry segments in which we do business. Although we protect our intellectual property rights through patents, trademarks, copyrights, trade secrets and other measures, these steps may not prevent infringement, misappropriation or other misuse by third parties. We have taken steps to protect our intellectual property rights under the laws of certain foreign countries, but our efforts may not be effective to the extent that foreign laws are not as protective as the laws of the U.S. For example, we have licensed the rights to manufacture and market our patented ultracapacitor technology in the PRC to a company located in the PRC. Patent and other intellectual property rights receive substantially less protections in the PRC than is available in the United States. In addition, we face the possibility that third parties may “reverse engineer” our products to discover how they work and introduce competing products, or that third parties might independently develop products and intellectual property similar to ours.

We have increased our emphasis on protecting our technologies and products through patents. Our success depends on maintaining our patents, adding to them where appropriate, and developing products and applications without infringing the patent and proprietary rights of others. The following risks, among others, are involved in protecting our patents:

•	our patents may be circumvented or challenged and held unenforceable or invalid;

•	our pending or future patent applications may not be issued in a timely manner and may not provide the protections we seek; and

•	others may claim rights in the patented and other proprietary technology that we own or license.

If our patents are invalidated or if it is determined that we, or the licensor of the patent, do not hold sole rights to the patent, we could lose our competitive advantage in the industry segments in which we do business.

Competing research and patent activity in our product areas is substantial. Conflicting patent and other proprietary rights claims may result in disputes or litigation. Although we do not believe that our products or proprietary rights infringe third parties’ rights, infringement claims could be asserted against us in the future. Also, we may not be able to stop a third party product from infringing our proprietary rights without litigation. If we are forced to bring such claims or are subject to such claims by others, we could face time-consuming, costly litigation that may result in product shipment delays, damage payments or injunctions that could prevent us from making, using or selling infringing products. In addition, such litigation could increase our operating expenses and adversely impact our operating results. We may also be required to enter into royalty or licensing agreements on unfavorable terms as part of a judgment or settlement, which could negatively impact the amount of revenue derived from our products or proprietary rights.

Our reputation and ability to enter into alliances or other strategic arrangements may affect our success.

Our reputation is important to our growth and success. Since we anticipate licensing our technology to others, our reputation may be affected by the performance of the companies to which we license our technology. Our licenses may grant exclusivity with respect to certain uses or geographic areas. For example, we granted an exclusive license to YEC to manufacture and sell our BOOSTCAP® products in China, and to sell to other mutually agreed customers elsewhere in Asia. As a result, we will be wholly dependent on the success of the licensee for success with respect to any exclusive use or geographical area. As with YEC, we anticipate that future alliances may be with foreign partners or entities. As a result, such future alliances may be subject to the political climate and economies of the foreign countries where such partners reside and operate. We cannot be certain that our alliance partners or other partners will provide us with the support we anticipate, that such alliances or other relationships will be successful in developing our technology for use with their intended products, or that any alliances or other relationships will be successful in manufacturing and marketing their products. Any of our international operations will also be subject to certain external business risks such as exchange rate fluctuations, political instability or significant weakening of a local economy in which a foreign entity with which we have an affiliation operates or is located. Certain provisions of alliance agreements that are for our benefit may be subject to restrictions in foreign laws that limit our ability to enforce such contractual provisions. If these alliances are not successful our business and prospects could be negatively affected.

We face risks associated with our international operations and, if we are unable to manage these risks effectively, it could impair our ability to increase sales.

We derive a significant portion of our revenues from sales to customers located outside the U.S. We expect our international sales to continue to represent a significant and increasing portion of our future revenues. As a result, our business will continue to be subject to certain risks, such as foreign government regulations, export controls, changes in tax laws, tax treaties, tariffs, freight rates and timely and accurate financial reporting from our international subsidiary. Additionally, as a result of our extensive international operations and significant revenue generated outside the U.S., the dollar amount of our current and future revenues, expenses and debt may be materially affected by fluctuations in foreign currency exchange rates. If we are unable to manage these risks effectively, it could impair our ability to increase international sales.

Similarly, assets or liabilities of our consolidated foreign subsidiary that are not denominated in its functional currency are subject to effects of currency fluctuations, which may affect our reported earnings.

We have substantial operations in Switzerland. Having substantial international operations increases the difficulty of managing our financial reporting and internal controls and procedures. In addition, to the extent we are unable to respond effectively to political, economic and other conditions in the countries where we operate and do business, our results of operations and financial condition could be materially adversely affected. Moreover, changes in the mix of income from our foreign subsidiaries, expiration of tax holidays and changes in tax laws and regulations could increase our tax expense.

An ongoing contract audit by the Defense Department could result in charges to our earnings and have a negative effect on our cash position and we could be subject to additional future audits.

The Defense Department’s auditing agency is auditing a contract entered into in 1995 and completed in 1999 by a company we purchased. We have requested a release of liability from the prime contractor, but there is no assurance that such a release will be obtained and that we will not incur some liability.

If we are unable to retain key personnel, we could lose our technological and competitive advantage in some product areas and business segments.

Since many of our products employ emerging technologies, our success depends upon the continued service of our key technical and senior management personnel. Some of our scientists and engineers are the key developers of our products and technologies and are recognized as leaders in their area of expertise. The loss of such personnel could threaten our technological and competitive advantage in some product areas and product lines.

Our performance also depends on our ability to identify, hire, train, retain and motivate qualified personnel, especially key executives, operations staff and highly skilled engineers. The industries in which we compete are characterized by a high level of employee mobility and aggressive recruiting of skilled personnel in a highly competitive employment market. All of our employees are “at will” and thus may terminate their employment with us at any time.

Our ability to increase market share and sales depends on our ability to hire, train and retain qualified marketing and sales personnel.

Because many of our products are new, we have limited experience marketing and selling them. To sell our products, our marketing and sales personnel must demonstrate the advantages of our products over competing products, and we must be able to demonstrate the value of new technology in order to sell new products to existing and new customers. The highly technical nature of the products we offer requires that we attract and retain qualified marketing and sales personnel, and we may have difficulty doing that in a highly competitive employment market. Also, as part of our sales and marketing strategy, we enter into arrangements with distributors and sales representatives to sell our products, and it is possible that our arrangements with outside distributors and sales representatives may not be successful.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, redundancy and backup, our internal information technology networking systems are vulnerable to damages from computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Additionally, from time to time, we install new or upgraded business management systems. To the extent such systems fail or are not properly implemented, we may experience material disruption to our business, including our ability to report operating results on a timely basis.

Changes in accounting rules for stock-based compensation may adversely affect our operating results, our stock price and our competitiveness in the employee marketplace.

We have a history of using employee stock options and other stock-based compensation to hire, motivate and retain our workforce. In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” which has required us, starting in the first quarter of fiscal year 2006, to measure compensation costs for all stock-based compensation (including stock options and our employee stock purchase plan) at fair value and to recognize these costs as expenses in our statements of operations. The recognition of these expenses in our statements of operations will result in lower earnings per share, which could negatively impact our future stock price. In addition, if we reduce our stock-based compensation to minimize the recognition of these expenses, our ability to recruit, motivate and retain employees may be impaired, which could put us at a competitive disadvantage in the employee marketplace.

Compliance with changing regulations of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and NASDAQ National Market rules, have created significant additional expenses for public companies. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, significantly increased general and administrative expenses and diversion of management time to such compliance activities. Our recent efforts to comply with section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations have required significant effort and resources, and resulted in significant cost to us. These efforts and expense are increased because of our substantial international operations.

Anti-takeover provisions in our certificate of incorporation and bylaws could prevent certain transactions and could make a takeover more difficult.

Some provisions in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our stockholders. We have a classified board of directors, which means that our directors are divided into three classes that are elected to three-year terms on a staggered basis. Since the three year terms of each class overlap the terms of the other classes of directors, the entire board of directors cannot be replaced in any one year. Furthermore, our certificate of incorporation contains a “fair price provision” which may require a potential acquirer to obtain the consent of our board to any business combination involving Maxwell.

We have adopted a program under which our stockholders have rights to purchase our stock directly from us at a below-market price if a company or person attempts to buy us without negotiating with the board. This program is intended to encourage a buyer to negotiate with us, but may have the effect of discouraging offers from possible buyers.

The provisions of our certificate of incorporation and bylaws could delay, deter or prevent a merger, tender offer, or other business combination or change in control involving us that stockholders might consider to be in their best interests. This includes offers or attempted takeovers that could result in our stockholders receiving a premium over the market price for their shares of our common stock.

Our common stock experiences limited trading volume and our stock price has been volatile.

Our common stock is traded on the NASDAQ National Market. The trading volume of our common stock each day is relatively low. This means that sales or purchases of relatively small blocks of stock can have a significant impact on the price at which our stock is traded. We believe that factors such as quarterly fluctuations in financial results, announcements of new technologies impacting our products, announcements by competitors or changes in securities analysts’ recommendations could cause the price of our stock to fluctuate substantially. These fluctuations, as well as general economic conditions such as recessions or higher interest rates, may adversely affect the market price of our common stock.

We may experience difficulty manufacturing our products, which would prevent us from achieving increased sales and market share.

We may experience difficulty in manufacturing our products in increased quantities, outsourcing the manufacturing of our products and improving our manufacturing processes. If we are unable to manufacture our products in increased quantities, or if we are unable to outsource the manufacturing of our products or improve our manufacturing processes, we may be unable to increase sales and market share for our products and could also lose existing customers. We have limited experience in manufacturing our products in high volume and, therefore, it may be difficult for us to achieve the following results:

•	increase the quantity of the new products we manufacture while maintaining quality, especially those products that contain new technologies;

•	reduce our manufacturing costs to a level needed to produce adequate profit margins and avoid losses on committed sales agreements currently priced at below our product costs; and

•	design and procure additional automated manufacturing equipment.

It may also be difficult for us to solve management, technological, engineering and other problems, which may arise in connection with our manufacturing processes. These problems may include production volumes and yields, quality assurance, adequate and timely supply of high quality materials and components and shortages of qualified management and other personnel. In addition, we may elect to have some of our products manufactured by third parties. If we outsource the manufacture of our products, we will face risks with respect to quality assurance, cost and the absence of close engineering support.

If the investors in our December 2005 financing convert their notes or exercise their warrants, it will have a dilutive effect upon our stockholders.

In December 2005 we issued notes and warrants to an institutional investor. Pursuant to the terms of the notes, the holders of such notes may convert the notes into shares of common stock at any time prior to their maturity at the Conversion Price, subject to adjustment upon specified events, including a price-based weighted average anti-dilution provision, and further subject to adjustment for stock splits, combinations or similar events specified in the notes. Subject to certain conditions, we can automatically convert the notes into common stock of the Company at the Conversion Price. Unless our shares of common stock trade at or above a weighted-average price of 115% of the then effective Conversion Price, we will be obligated to repay equal portions of the principal amount outstanding under the notes on a quarterly basis beginning two (2) years after the date of original issuance, provided that any holder may defer the receipt of any such payment for a period of up to two (2) years. As part of the transaction, we also issued to such investors warrants to purchase up to an additional 394,737 shares of our common stock at the Conversion Price, subject to anti-dilution provisions similar to the provisions set forth in the notes, and further subject to adjustment for stock splits, combinations or similar events. The warrants are exercisable immediately after the closing date of the private placement and expire five (5) years from the date of issuance. If the investor converts the notes or exercises the warrants, we will issue shares of our common stock and such issuances will be dilutive to our stockholders. Because the Conversion Price may be adjusted from time to time in accordance with the provisions of the notes and the warrants, the number of shares that could actually be issued may be greater than the amount described above. In addition, if such institutional investors or our other stockholders sell substantial amounts of our common stock in the public market during a short period of time, our stock price may decline significantly.

We substantially increased our outstanding indebtedness with the issuance of certain subordinated convertible notes and we may not be able to pay our debt and other obligations.

In December 2005 we issued notes in the aggregate principal amount of $25 million in a private placement to an institutional investor. The notes accrue interest at a per annum rate equal to the Federal Fund Rate (as defined in the notes) plus 1.125%, subject to adjustment, with accrued interest payable quarterly in arrears in cash. By issuing the notes we increased our indebtedness substantially. In addition, the holders of the notes have imposed certain restrictive covenants, including limits on our future indebtedness and limits on our ability to incur future liens and make certain restricted payments. Upon a change of control (as defined in the notes), the holders of the notes will have certain redemption rights. An event of default would occur under the notes for a number of reasons, including our failure to pay when due any principal, interest or late charges on the notes, certain defaults on our indebtedness, certain events of bankruptcy and our breach or failure to perform certain representations and obligations under the notes. Upon the occurrence of an event of default, our obligations under the notes may become due and payable in accordance with the terms thereof. All shares associated with the subordinated convertible debt and stock warrants were registered by the required deadline of March 20, 2006.

As a result, the issuance of the notes may or will:

•	make it more difficult for us to obtain any necessary financing in the future for working capital, capital expenditures or other purposes;

•	make it more difficult for us to be acquired;

•	require us to dedicate a substantial portion of our cash flow from operations and other capital resources to debt service;

•	limit our flexibility in planning for, or reacting to, changes in our business; and

•	make us more vulnerable in the event of a downturn in our business or industry conditions.

If we are unable to satisfy our payment obligations under the notes or otherwise are obliged to repay the notes prior to the due date, we could default on such notes, in which case our available cash could be depleted, perhaps seriously, and our ability to fund operations could be materially harmed.

Our credit agreements contain various restrictions and covenants that limit management’s discretion in the operation of our business and could limit our ability to grow and compete.

The credit agreements governing our bank credit facilities contain various provisions that limit our ability to:

•	incur additional debt;

•	make loans, pay dividends and make other distributions;

•	create certain liens on, or sell, our assets;

•	merge or consolidate with another corporation or entity, or enter into other transactions outside the ordinary course of business; and

•	make certain changes in our capital structure.

These provisions restrict management’s ability to operate our business in accordance with management’s discretion and could limit our ability to grow and compete. Our credit agreements also require us to maintain our compliance with certain financial covenants and ratios. If we fail to comply with any of such financial covenants or ratios, or otherwise default under our credit agreements, the lenders under such agreements could:

•	accelerate and declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and

•	terminate their commitments, if any, to make further extensions of credit to us and/or attempt to secure collateral.

In the event that amounts due under our credit agreements are declared immediately payable, we may not have, or be able to obtain, sufficient funds to make such accelerated payments

We may not be able to obtain sufficient capital to meet potential customer demand or corporate needs, which could require us to change our business strategy and result in decreased profitability and a loss of customers.

We believe that in the future we will need a substantial amount of additional capital for a number of purposes, including the following:

•	to meet potential production volumes for our product lines, particularly our ultracapacitors, which require high-speed automated production lines to achieve targeted customer volume and price requirements;

•	to expand our manufacturing capabilities and develop viable out-source partners and other production alternatives;

•	to fund our continuing expansion into commercial markets and compete effectively in those markets;

•	to develop new technology and cost effective solutions in our business; and

•	to acquire new or complementary businesses, product lines and technologies.

In December 2005, we raised approximately $23.7 million (net of offering expenses) through a private placement of convertible debentures and warrants to purchase shares our common stock. In July 2005, we raised approximately $5.4 million (net of offering expenses) through the sale of our common stock pursuant to a shelf registration statement on Form S-3. However there can be no assurance that additional financing will be available to us on acceptable terms or at all. If adequate funds are not available when needed, we may be required to change or delay our planned growth, which could result in decreased revenues, profits and a loss of customers. The issuance of additional shares will result in dilution of our current stockholders. Further, if additional financing is accomplished by the issuance of debt, the service cost, or interest, will reduce net income or increase net losses and may also require the issuance of additional warrants to purchase shares of common stock.

The issuance of shares of our common stock could result in the loss of our ability to use our net operating losses.

As of December 31, 2005, we had approximately $140.4 million of federal tax and state tax net operating loss carryforwards. Realization of any benefit from our tax net operating losses is dependent on: 1) our ability to generate future taxable income and 2) the absence of certain future “ownership changes” of our common stock. An “ownership change,” as defined in the applicable federal income tax rules, would place significant limitations, on an annual basis, on the use of such net operating losses to offset any future taxable income we may generate. Such limitations, in conjunction with the net operating loss expiration provisions, could effectively eliminate our ability to use a substantial portion of our net operating losses to offset any future taxable income. The issuance of shares of our commons stock could cause an “ownership change.” Such transactions include the issuance of shares of common stock upon future conversion or exercise of outstanding options, warrants and convertible preferred stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated into this prospectus by reference contain certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Maxwell that are based on the beliefs of the management of Maxwell as well as assumptions made by and information currently available to the management of Maxwell. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect the judgment of Maxwell as of the date of this prospectus and they involve many risks and uncertainties, such as those described above. These factors could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holder. All net proceeds from the resale of the common stock covered by this prospectus will go to the selling security holder upon the offer and sale of their shares. See “Selling Security Holder” and “Plan of Distribution” described below.

SELLING SECURITY HOLDER

Up to 2,117,000 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holder.

The shares of common stock being offered by the selling security holder were issued pursuant to the Stock Purchase and Barter Agreement. For additional information regarding the issuance of those shares, see “About This Prospectus” above. We are registering the shares of common stock in order to permit the selling security holder to offer the shares for resale from time to time. Jose Cortes is a Director of Maxwell and is a principal in the selling security holder, Montena SA. Mr. Cortes may be deemed to exercise voting and investment power over such shares. Mr. Cortes disclaims beneficial ownership of such shares, except to his proportionate interest therein.

The table below lists the selling security holder and other information regarding the beneficial ownership of the shares of common stock by the selling security holder.

The second column lists the number of shares of common stock beneficially owned by the selling security holder as of September 15, 2006.

The third column lists the shares of common stock which may be offered by this prospectus by the selling security holder. In accordance with the terms of the Stock Purchase and Barter Agreement, this prospectus generally covers the resale of all of the shares issued to and currently held by the selling security holder.

The fourth column assumes the sale of all of the shares offered by the selling security holder pursuant to this prospectus. The selling security holder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Security Holder	Number of Shares Owned Prior to the Offering (1)	Maximum Number of Shares Which May Be Sold Pursuant to This Prospectus	Amount of Shares Owned After the Offering	Percentage of Shares Owned After the Offering
Montena SA	2,117,000	2,117,000	—	0%
TOTAL	2,117,000	2,117,000	—	0%

(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and also any shares which an individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated, the selling security holder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling security holder.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to and currently held by Montena SA pursuant to the Stock Purchase and Barter Agreement to permit the resale of these shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holder may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling security holder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holder may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling security holder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $25,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling security holder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradeable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP, San Diego, California.

EXPERTS

The consolidated financial statements and the related financial statement schedule, Schedule II, Valuation and Qualifying Accounts for the years ended December 31, 2004 and December 31, 2005, incorporated by reference in this prospectus from Maxwell’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule for the year ended December 31, 2003, incorporated in this prospectus by reference from Maxwell Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 87, as amended), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

•	GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. You may read and copy any document that we file at the SEC’s public reference room in Washington, D.C located at 100 F Street, N.E., Room 1580. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov, or at our website at http://www.Maxwell.com.

•	STOCK MARKET. The common stock is traded on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC on March 16, 2006;

•	Our Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2006 and June 30, 2006, as filed with the SEC on May 10, 2006 and August 9, 2009;

•	Our Currents Reports on Form 8-K, as filed with the SEC on March 16, 2006, May 3, 2006, May 9, 2006, August 2, 2006 and September 15, 2006; and

•	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus, but not delivered with the prospectus, upon written or oral request at no cost to the requester. You should direct any requests to:

Maxwell Technologies, Inc.

Attn: Investor Relations

9244 Balboa Avenue

San Diego, CA 92133

(858) 503-3300

The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

We will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission (“SEC”) registration fee.

Amount To Be Paid by Registrant
SEC registration fee	$5,000.00
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$25,000.00
Miscellaneous expenses	$5,000.00
Total	$60,000.00

Item 15.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful”. With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor… [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Maxwell’s Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Maxwell’s Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Maxwell if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of Maxwell, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

Maxwell has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Maxwell’s Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Maxwell carries officer and director liability insurance with respect to certain matters, including matters arising under the 1933 Securities Act, as amended.

Item 16.	Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number		Description of Document

4.4	(a)	Stock Purchase and Barter Agreement, originally dated as of May 30, 2002 by and between Maxwell Technologies, Inc. and Montena SA, as amended from time to time.

5.1	(b)	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP.

23.1		Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.

23.2		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3	(b)	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (included in Exhibit 5.1).

24.1	(b)	Power of Attorney (see page II-5 of this Form S-3).

(a)	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 19, 2002 and September 18, 2002.
(b)	Previously filed June 23, 2006, as an exhibit on Form S-3 Registration Statement No. 333-135249.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or a prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement No. 333-135249 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on September 15, 2006.

MAXWELL TECHNOLOGIES, INC.

By:	/s/ RICHARD D. BALANSON
Richard D. Balanson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Richard D. Balanson and Tim T. Hart, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RICHARD D. BALANSON Richard D. Balanson	President and Chief Executive Officer (Principal Executive Officer)	September 15, 2006

/s/ TIM T. HART* Tim T. Hart	Vice President, Finance, Treasurer, Corporate Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)	September 15, 2006

/s/ CARLTON J. EIBL* Carlton J. Eibl	Director	September 15, 2006

/s/ MARK ROSSI* Mark Rossi	Director	September 15, 2006

/s/ JEAN LAVIGNE* Jean Lavigne	Director	September 15, 2006

/s/ ROBERT GUYETT* Robert Guyett	Director	September 15, 2006

/s/ JOSÉ CORTES* José Cortes	Director	September 15, 2006

/s/ THOMAS RINGER* Thomas Ringer	Director	September 15, 2006

/s/ EDWARD CAUDILL* Edward Caudill	Director	September 15, 2006

*By:	/s/ RICHARD D. BALANSON
Richard D. Balanson (Attorney-in-fact)

EXHIBIT INDEX

Exhibit Number		Description of Document

4.4	(a)	Stock Purchase and Barter Agreement, originally dated as of May 30, 2002 by and between Maxwell Technologies, Inc. and Montena SA, as amended from time to time.

5.1	(b)	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP.

23.1		Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.

23.2		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3	(b)	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (included in Exhibit 5.1).

24.1	(b)	Power of Attorney (see page II-5 of this Form S-3).

(a)	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 19, 2002 and September 18, 2002.
(b)	Previously filed June 23, 2006, as an exhibit on Form S-3 Registration Statement No. 333-135249.